EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 23, 2011, with respect to the consolidated financial statements of Fluid Routing Solutions, Inc. and Subsidiary for the year ended March 31, 2011 incorporated by reference in the Form 8-K/A of Park-Ohio Holdings Corp. and Park-Ohio Industries, Inc. We hereby consent to the incorporation by reference of said report in the Registration Statements of Park-Ohio Holdings Corp. on Form S-3 (Registration No. 333-161475, effective December 30, 2009) and on Forms S-8 (Registration No. 333-01047, effective June 16, 1998, Registration No. 333-58161, effective June 30, 1998, Registration No. 333-110536, effective November 17, 2003, Registration No. 333-137540, effective September 22, 2006 and Registration No. 333-161474, effective August 21, 2009).

/s/ GRANT THORNTON LLP

Southfield, Michigan

June 5, 2012